Morgan Stanley Finance LLC Structured Investments	Free Writing Prospectus to Preliminary Terms No. 4,959 Filed pursuant to Rule 433 Registration Statement Nos. 333-250103; 333-250103-01 May 4, 2022

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Financial Select Sector SPDR® Fund, the Energy Select Sector SPDR® Fund, the Technology Select Sector SPDR® Fund and the Consumer Staples Select Sector SPDR® Fund due May 30, 2025

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Underlyings	Financial Select Sector SPDR® Fund (the “XLF Shares”), Energy Select Sector SPDR® Fund (the “XLE Shares”), Technology Select Sector SPDR® Fund (the “XLK Shares”) and the Consumer Staples Select Sector SPDR® Fund (the “XLP Shares”)
Pricing date*	May 31, 2022
Original issue date*	June 3, 2022
Face amount	$1,000 per security
Contingent coupon payments	On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the closing price of the lowest performing underlying on the related determination date is greater than or equal to its coupon threshold price. Each “contingent coupon payment”, if any, will be calculated per security as follows: ($1,000 × contingent coupon rate) / 4.
Contingent coupon rate	At least 16.00% per annum, to be determined on the pricing date
Automatic call	If, on any determination date (other than the final determination date), beginning in November 2022, the closing price of each underlying is greater than or equal to its respective starting price, the securities will be automatically called for a cash payment per security equal to the face amount plus a final contingent coupon payment on the related call settlement date.
Determination dates	Quarterly, on the 24th of each February, May, August and November, commencing in August 2022 and ending on the final determination date. We also refer to the May 2025 determination date as the final determination date.
Contingent coupon payment dates	Three business days after the applicable determination date; provided that the coupon payment date for the final determination date is the maturity date.
Call settlement date	Three business days after the applicable determination date.
Maturity payment amount (per security)

•   if the closing price of each underlying on the final determination date is greater than or equal to its respective downside threshold price:

$1,000; or

•   if the closing price of any underlying on the final determination date is less than its respective downside threshold price:

$1,000 × performance factor of the lowest performing underlying on the final determination date

Maturity date*	May 30, 2025
Closing price	The “closing price” for one share of each Fund (or one unit of any other security for which a closing price must be determined) on any trading day means the product of (i) the official closing price on such day published by the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such Fund (or any such other security) is listed or admitted to trading, and (ii) the adjustment factor applicable to such Fund on such trading day.
Starting price	For each underlying, its closing price on the pricing date
Ending price	With respect to each Fund, the respective closing price on the final determination date.
Adjustment factor	With respect to each Fund, 1.0, subject to adjustment in the event of certain events affecting the shares of such Fund.
Lowest performing underlying	On any determination date, the underlying with the lowest performance factor on that determination date
Performance factor	With respect to each underlying, on any determination date, its closing price on such determination date divided by its starting price
Coupon threshold price	70% of the starting price for each underlying
Downside threshold price	70% of the starting price for each underlying
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Agent discount**

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $21.25 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $15.00 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA.

*Subject to change

** In addition, selected dealers may receive a fee of up to 0.10% for marketing and other services

Summary of terms (continued)

CUSIP	61773Q5K1
Tax considerations	See preliminary terms

Hypothetical payout profile (excluding contingent coupon payments)

If the securities are not automatically called prior to the maturity date and the closing price of any underlying on the final determination date is less than its downside threshold price, you will lose more than 30%, and possibly all, of the face amount of your securities at the maturity date.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any underlying, but you will have full downside exposure to the lowest performing underlying on the final determination date if the closing price of that underlying on the final determination date is less than its downside threshold price.

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $957.80, or within $45.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement. See “Investment Summary” and “Risk Factors” in the accompanying preliminary terms for further information.

This document provides a summary of the terms of the securities. Investors should carefully review the accompanying preliminary terms, product supplement for auto-callable securities, index supplement and prospectus before making a decision to invest in the securities.

Preliminary Terms: https://www.sec.gov/Archives/edgar/data/895421/0000950
10322007898/dp172141_fwp-ps4959.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” in the accompanying preliminary terms. All payments on the securities are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms, product supplement for auto-callable securities, index supplement and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Securities

•	The securities do not guarantee the return of the face amount of your securities at maturity.

•	The securities do not provide for the regular payment of interest.

•	The contingent coupon payment, if any, is based on the value of each underlying on only the related quarterly determination date at the end of the related interest period.

•	Investors will not participate in any appreciation in any underlying.

•	The market price will be influenced by many unpredictable factors.

•	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	Investing in the securities is not equivalent to investing in the underlyings or the stocks composing the share underlying indices.

•	Reinvestment risk.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices.

•	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	The securities will not be listed on any securities exchange and secondary trading may be limited.

•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

•	The maturity date may be postponed if the final determination date is postponed.

•	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlyings

•	You are exposed to the price risk of each underlying.

•	Because the securities are linked to the performance of the lowest performing underlying, you are exposed to greater risks of receiving no contingent coupon payments and sustaining a significant loss on your investment than if the securities were linked to just one underlying.

•	Investing in the securities exposes investors to risks associated with investments with a concentration in the financial services sector.

•	Investing in the securities exposes investors to risks associated with investments with a concentration in the energy sector.

•	Investing in the securities exposes investors to risks associated with investments with a concentration in the technology sector.

•	Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the consumers staples sector.

•	The performance and market price of the underlyings, particularly during periods of market volatility, may not correlate with the performance of the share underlying indices, the performance of the component securities of the share underlying indices or the net asset value per share of the underlyings.

•	Adjustments to the underlying shares or the indices tracked by the underlying shares could adversely affect the value of the securities.

•	Historical prices of the underlyings should not be taken as an indication of the future performance of the underlyings during the term of the securities.

•	The anti-dilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.

For more information about the underlyings, including historical performance information, see the accompanying preliminary terms.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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